UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 23, 2006

Federal Home Loan Bank of New York
__________________________________________
(Exact name of registrant as specified in its charter)

Federally Chartered Corporation	000-51397	136400946
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

101 Park Avenue, Floor 5, New York, New York		10178-0599
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	212-441-6616

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 8.01 Other Events.

FOR IMMEDIATE RELEASE CONTACT: Eric Amig
March 23, 2006 (212) 441-6607

FHLBank of New York Set to Meet FHFB Proposed Excess Stock Restrictions
and Retained Earnings Requirements

The Federal Home Loan Bank of New York is on course to meet the proposed regulation intended to strengthen the capital structure of the FHLBanks approved by the Federal Housing Finance Board (FHFB) on March 8, 2006. The proposed regulation would limit the excess stock a FHLBank may hold to 1% of total assets and would set a retained earnings requirement at
$50 million plus 1% of a FHLBanks average balance of non-advance assets. In addition, the proposed rule would prohibit the payment of stock dividends. Applying the proposed regulation to the (FHLBNY or Bank), the Bank believes these proposed requirements would be met. Accordingly, the Bank anticipates that, should the proposed regulation be adopted, there would be no substantial effects on the FHLBNY's financial management or business operations or that of our members.

More specifically, with respect to the component of the proposed rule that would limit excess stock to no greater than 1% of total assets for the FHLBNY, this provision would have no impact upon operations. For some time, the FHLBNY has redeemed all excess stock on a daily basis and currently meets this component of the proposed rule. Regarding the related prohibition of paying a dividend in the form of stock, the FHLBNY has never paid a stock dividend and the prohibition has no impact on the Bank or our members.

Pertaining to part of the proposal that sets the minimum retained earnings at $50 million plus
1% of non-advance assets, at December 31, 2005, the FHLBNY held (after the January 2006 dividend) $245 million in retained earnings. Using the average non-advance assets for the fourth quarter of 2005, we estimate the current retained earnings requirement under the proposed regulation to be in excess of $260 million. Therefore, it is highly probable that the FHLBNY would meet this component of the proposed retained earnings requirement by the time the proposed regulation is likely to become effective.

The proposed rule was published in the Federal Register on March 15, 2006. Public comments are due to the FHFB on July 13, 2006. The FHLBNY is currently drafting comments. The proposed rule can be found on our website at www.fhlbny.com.

The FHLBNY is an $83 billion, Congressionally chartered, wholesale bank. It is part of the FHLBank System, a national wholesale banking network of 12 regional, stockholder-owned banks. The FHLBNY serves 300 community lenders in New Jersey, New York, Puerto Rico, and the U.S. Virgin Islands.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995
This report contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These statements are based upon our current expectations and speak only as of the date hereof. These statements may use forward-looking terms, such as "projected," "expects," "may," or their negatives or other variations on these terms. The Bank cautions that, by their nature, forward-looking statements involve risk or uncertainty and that actual results could differ materially from those expressed or implied in these forward-looking statements or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. These forward-looking statements involve risks and uncertainties including, but not limited to, regulatory and accounting rule adjustments or requirements, changes in interest rates, changes in projected business volumes, changes in prepayment speeds on mortgage assets, the cost of our funding, changes in our membership profile, the withdrawal of one or more large members, competitive pressures, shifts in demand for our products, and general economic conditions. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Federal Home Loan Bank of New York

March 23, 2006	By:	/s/ Patrick A. Morgan

Name: Patrick A. Morgan
Title: Senior Vice President and Chief Financial Officer